SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) July 1, 2005

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD 21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01 Entry into a Material Definitive Agreement.

On July 1, 2005, Sinclair Communications, LLC ( “Sinclair Communications”), a subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), and Cunningham Communications, Inc. (“Cunningham Communications”) entered into Amendment No. 2 (the “Amendment”) to the original Lease Agreement, dated July 1, 1987, as amended July 1, 1997 (the “Lease”).  The Amendment is effective July 1, 2005.

Cunningham Communications is owned by David D. Smith, the Company’s President, Chief Executive Officer and Director, as well as Frederick Smith, J. Duncan Smith and Robert Smith, members of the Board of Directors of the Company.  The Smith brothers are the controlling shareholders of the Company.

The Amendment includes the lease of space on the Tower and in the Building (each as defined in the Lease) that Sinclair Communications utilizes but for which no formal agreement had previously existed.  The Lease was amended to increase the monthly rent by approximately $25,357 for a total current monthly rent of approximately $82,860.  The monthly rent will increase by 5% in July of 2006.  In addition, the Amendment requires Sinclair Communications to make a lump sum payment of $565,800 to Cunningham Communications upon the execution of the Amendment.  Under the terms of the Amendment, Cunningham Communications has no right to use the antenna system of Sinclair Communications and Sinclair Communications has the right to license the use of such antenna system to third parties and to charge a “plug-in fee” for such use.  In addition, pursuant to the Amendment, Cunningham Communications consents to the sublease of space by Sinclair Communications to Baltimore (WNUV-TV) Licensee, Inc., a television station owned and operated by the Company.  The term of the Lease expires on June 30, 2007.

The Amendment is attached to this Form 8-K as Exhibit 10.1 and is incorporated by reference as if fully set forth herein.  The foregoing description of the Amendment is qualified in its entirety by reference to such Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1  Amendment No. 2, dated as of July 1, 2005 and effective July 1, 2005, by and between Cunningham Communications, Inc. (“Lessor”) and Sinclair Communications, LLC, as successor by merger of Chesapeake Television, Inc. (“Lessee”) to the Lease Agreement (the “Agreement”) between Lessor and Lessee, effective as of July 1, 1987, as amended July 1, 1997.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Chief Accounting Officer

Dated: July 1, 2005